Exhibit 10.4

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS.

CONVERTIBLE PROMISSORY NOTE

U.S. $________________	[DATE], 2022

FOR VALUE RECEIVED, NexPoint SFR Operating Partnership, L.P., having an address at 300 Crescent Court, Suite 700, Dallas, Texas 75201 (the “Maker”), hereby promises to pay to the order of [HOLDER] (“Holder”), at its address at 300 Crescent Court, Suite 700, Dallas, Texas 75201 or such other address as it may designate, the principal sum of ________________________________________ ($____________), and interest from the date hereof on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

1.    Interest. The principal amount hereof outstanding from time to time shall bear interest until paid in full at the Note Rate. Interest at the Note Rate shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

2.    Maximum Lawful Rate. It is the intent of Maker and Holder to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contracted for, charged or received under this Note exceed the highest lawful interest rate permitted under applicable law. If Holder shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan in the inverse order of its maturity and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term "applicable law" shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

3.    Note Rate. “Note Rate” means a rate per annum equal to seven and a half percent (7.50%).

4.    Interest Period. “Interest Period” shall mean the period beginning on the date first set forth above (the “Note Date”) and ending on the Maturity Date.

5.    Payments. Borrower shall make a payment in full of principal and accrued interest on the Maturity Date.

6.    Maturity Date. The indebtedness evidenced hereby shall mature on June 30, 2027. On the Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.

7.    Conversion.

(a)

Subject to Section 7(b), beginning on August 1, 2022 through March 31, 2027, the Holder may elect to convert all or any part of the outstanding principal and accrued but unpaid interest due hereunder, and all other amounts due and payable to the Holder hereunder or in connection herewith, into Common Units (as defined in the Amended and Restated Limited Partnership Agreement of the Maker, dated of even date herewith (the “Company Agreement”)) in the Maker (the “Conversion Interest”) as a capital contribution into the Holder’s Capital Account (as defined in the Company Agreement), in an amount equal to the amount so converted, as calculated based on the current net asset value at the time of conversion (measured by the valuation methodology approved by the board of directors of NexPoint Homes Trust, Inc.); provided, however, that the right of such Holder to elect conversion shall be subject to (i) the prior written consent of the Board of Trustees of Holder under the co-invest order and (ii) to the extent not a current party to the Company Agreement, an executed signature page of the Holder to the Company Agreement and an accredited investor questionnaire from the Holder.

(b)

The Maker may prohibit the Holder from converting all or any part of the outstanding principal and accrued but unpaid interest due hereunder, and all other amounts due and payable to the Holder hereunder or in connection herewith, into Common Units if:

A.    following such conversion, NexPoint Homes Trust, Inc. would fail to own 50.0% or more of the outstanding Common Units of the Maker;

B.    such conversion would result in a negative impact to the real estate investment trust status of NexPoint Homes Trust, Inc.;

C.    such conversion would create an event of default under any Loan Document;

D.    such conversion would trigger change of control provisions under any agreement or contract the Maker is then a party to; or

E.    the Maker reasonably believes such conversion would have a negative regulatory impact on the Maker and its subsidiaries.

As used herein, the term “Loan Documents” shall mean all documents now or in the future executed by Maker or its subsidiaries in connection with any loan provided by any lender which is secured by a mortgage or deed of trust on any property.

(c)

In order to exercise its right to Conversion Interests under this Section 7, the Holder must provide written notice to the Maker of its election to convert to Conversion Interests at least 30 days prior to the requested conversion date.

(d)

The issuance of certificates, if any, for the Conversion Interests upon conversion of this Note shall be made without charge to the Holder hereof for any issuance tax in respect thereof or other cost incurred by the Maker in connection with such conversion and the related issuance of the Conversion Interests. Upon conversion of this Note, the Maker shall take all such actions as are necessary in order to insure that the Conversion Interests issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(e)

Subject to Section 7(b), the Maker shall not close its books against the transfer of the Conversion Interests issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note. The Maker shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Maker).

8.    General Provisions.

(a)	Maker agrees that the obligation evidenced by this Note is an exempt transaction under the Truth‑in‑Lending Act, 15 U.S.C. § 1601, et seq.

(b)

This Note and all provisions hereof shall be binding upon Maker and all persons claiming under or through Maker, and shall inure to the benefit of Holder, together with its successors and assigns, including each owner and holder from time to time of this Note.

(c)	Time is of the essence as to all dates set forth herein.

(d)

To the fullest extent permitted by applicable law, Maker agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Holder; and Maker consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any makers, endorsers, guarantors, or sureties, all whether primarily or secondarily liable, without notice to Maker and without affecting its liability hereunder.

(e)

To the fullest extent permitted by applicable Law, Maker hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by this Note.

(f)

If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Maker promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including all reasonable attorneys’ fees and disbursements.

(g)

To the fullest extent permitted by applicable law, all parties now or hereafter liable with respect to this Note, whether Maker, principal, surety, guarantor, endorsee or otherwise hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest. No failure to accelerate the indebtedness evidenced hereby, acceptance of a past due amounts following the expiration of any cure period provided by this Note, any Loan Document or applicable law, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State. Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(h)	Irrespective of the place of execution and/or delivery, this Note shall be governed by, and shall be construed in accordance with, the laws of the State of Texas.

[Signature page follows.]

Maker has delivered this Note as of the day and year first set forth above.

MAKER:

NEXPOINT SFR OPERATING PARTNERSHIP, L.P.

By:

Name:         Brian Mitts

Title:           Chief Financial Officer, Treasurer and Assistant Secretary